Exhibit 10.1

THIRD AMENDMENT

TO THE

AMENDED AND RESTATED

SYKES ENTERPRISES, INCORPORATED

DEFERRED COMPENSATION PLAN

This Third Amendment to the Amended and Restatement Sykes Enterprises, Incorporated Deferred Compensation Plan is made and entered into by Sykes Enterprises, Incorporated (the “Company”) this 17th day of August, 2016, and shall be effective for all purposes as of January 1, 2017, unless a different date is set forth below.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Sykes Enterprises, Incorporated Deferred Compensation Plan (the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan; and

WHEREAS, the Company has determined that it is appropriate to amend the Plan to clarify the definition of Bonus.

NOW, THEREFORE, paragraphs 2.02.(a) and 2.02.(b) of Article II of the Plan is hereby amended to read as follows:

2.02.	(a)

For any Fiscal Year, other than the Fiscal Year in which a Participant first becomes entitled to participate in the Plan, a Participant may elect to defer a specific percentage (between 1% and 80%) of his base compensation or commissions and/or bonus earned during such Fiscal Year (regardless of when paid) as provided herein. Such election shall be made by the execution and delivery to the Administrator (or its agent) of a Participation Agreement prior to the first day of such Fiscal Year. Such election shall become effective with respect to base compensation, commissions and/or bonuses earned after such Fiscal Year begins. An election to defer under this Section 2.02(a) shall continue to apply to base compensation or commissions and/or bonuses earned in subsequent Fiscal Years, unless such election is modified by the Participant. Any modification shall be effective for the next Fiscal Year and shall be made through the execution and delivery of a new Participation Agreement. For Plan purposes, “bonus” shall mean those amounts that are paid as a bonus and meet the definition of “Performance Based Compensation” as set forth in Section 409A of the Code and the regulations issued thereunder.

(b)

For the Fiscal Year in which an individual is first designated as eligible to participate in the Plan, pursuant to Section 2.01, the Participant may elect to defer a specific percentage (between 1% and 80%) of his base compensation or commissions and/or bonus to be earned for the remainder of the Fiscal Year, a Participation Agreement must be submitted by the Participant to the Administrator (or its agent) no later than thirty (30) days following the January 1 or July 1, whichever is applicable, on which such individual becomes designated as an eligible Participant. Any such election made in such Participation Agreement shall be effective only with regard to base compensation or commissions and/or bonuses earned after the date the Participation Agreement is submitted to the Administrator. If a newly eligible Participant does not submit a Participation Agreement within such period of time, such Participant will not be eligible to elect to defer compensation except in accordance with Section 2.02(a) above. An election to defer (or not to defer) under this Section 2.02(b) shall continue to apply to base compensation or commissions and/or bonuses earned in subsequent Fiscal Years unless such election is modified by the Participant. Any modification shall be effective for the next Fiscal Year and shall be made through the execution and delivery of a new Participation Agreement. For Plan purposes, “bonus” shall mean those amounts that are paid as a bonus and meet the definition of “Performance Based Compensation” as set forth in Section 409A of the Code and the regulations issued thereunder.

IN WITNESS WHEREOF, this Third Amendment has been executed and is effective as of the date set forth herein.

SYKES ENTERPRISES, INCORPORATED

By:
Title:	EVP & General Counsel
“COMPANY”